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                                                                     EXHIBIT 5.1


                        LETTERHEAD OF CORPORATE COUNSEL



                               September 4, 1997



International Comfort Products Corporation
201 Fourth Avenue North, Suite 1700
Nashville, Tennessee 37219

        Re:  Form S-3 Registration Statement File No. 333-32757

Dear Sirs:

        The undersigned is the Senior Vice President, General Counsel and Secretary of International Comfort Products Corporation, a corporation organized under the laws of Canada (the "Company"), in connection with the Company's Registration Statement on Form S-3 filed under the Securities Act of 1933, as amended, on August 4, 1997 (the "Registration Statement"). The Registration Statement registers 2,300,000 outstanding ordinary shares of the Company (the "Shares") for sale by certain selling shareholders.

        In such capacity, the undersigned has reviewed the charter and by-laws of the Company, the Registration Statement and a certificate of the Montreal Trust Company of Canada.

        Based upon the foregoing, the undersigned is of the opinion that the Shares are legally issued, fully paid and nonassessable.

        The undersigned consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned in the Prospectus under the caption "Legal Matters" contained in the Registration Statement.


                                        Very truly yours,



                                        /s/ DAVID P. CAIN
                                        ---------------------
                                        David P. Cain
                                        Senior Vice President,
                                        General Counsel & Secretary